Exhibit 10.42

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 1st day of October, 2012, between UTi, Services, Inc., a California corporation (the “Company”), and Ron Berger (“Executive”).

In consideration of the promises and covenants set forth below, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment with the Company, on the terms and conditions set forth herein. As provided for herein, Executive agrees to also perform services for UTi Worldwide Inc. (“UTi Worldwide”) and the related group of companies (UTi Worldwide, the Company and such related entities and companies are referred to herein collectively as the “UTi Group”) without receiving separate consideration for such services.

2. Term. Executive’s employment with the Company shall be governed by the provisions of this Agreement for the period commencing on the date written above and continuing until such employment is terminated pursuant to this Agreement or this Agreement is terminated pursuant to the next sentence. This Agreement may be terminated for any reason by either the Company or Executive giving written notification of an intention to terminate this Agreement to the other party, which written notification must be received at least six (6) months prior to the termination date of this Agreement. The period during which the Executive provides services to the Company pursuant to this Agreement shall be referenced in this Agreement as the “Employment Period.”

3. Position and Duties. Executive agrees to serve as an employee of the Company and as Senior Vice President, Global Operating Processes and Chief Information Officer, of UTi Worldwide and in such other position or positions within the UTi Group as may be reasonably requested by the Company or any other member of the UTi Group and to perform services for the UTi Group, all without any additional consideration. Executive shall perform Executive’s duties and obligations faithfully and diligently and shall devote all of Executive’s business time, attention and efforts exclusively to the business of the UTi Group. Executive shall industriously perform Executive’s duties under the supervision of, and shall report to, the Chief Executive Officer of UTi Worldwide or such other officer or officers of UTi Worldwide as determined by either the Board of Directors of UTi Worldwide (the “UTiW Board”) or the Chief Executive Officer of UTi Worldwide. Executive shall accept and comply with all lawful directions from and all policies established from time to time which are applicable to Executive. Executive shall adhere to the policies and procedures generally applicable to employees of the Company and the UTi Group.

4. Place of Performance. In connection with Executive’s employment by the Company and except for required travel on UTi Group business, Executive shall be based at the Company’s executive offices in Long Beach, California, or such other location agreed to by Executive and the Company.

5.	Compensation and Related Matters.

(a) Salary. During the Employment Period, the Company shall pay Executive a salary of $350,000 per annum, subject to increase (but not decrease) in the sole discretion of the Company. Such salary shall be paid in equal semi-monthly installments (or such other intervals as the Company may elect) and shall accrue daily.

(b) Performance Bonus; Equity-Based Compensation. During the Employment Period, Executive shall be eligible (i) for consideration for an annual cash performance bonus in accordance with the applicable terms of the bonus plan as in effect from time to time as determined by the UTi Group and (ii) to participate in equity-based incentive plans in accordance with the terms of such plans and as determined by the UTi Group.

(c) Vacations. During the Employment Period Executive shall be entitled to twenty (20) business days of vacation in each fiscal year as established by applicable policies, and to compensation with respect to earned but unused vacation days determined in accordance with the applicable vacation policy.

(d) Expenses. During the Employment Period Executive shall be entitled to receive reimbursement for reasonable out-of-pocket travel and other expenses (excluding ordinary commuting expenses) incurred by Executive in performing Executive’s services hereunder, provided that:

(i) Such expenditures qualify as proper business expenditures;

(ii) Executive furnishes adequate documentary evidence for the substantiation of such expenditures and Executive complies with all applicable policies with respect to expense reimbursement;

(iii) Reimbursement will be made as soon as administratively practicable and in no event later than the last day of the calendar year following the calendar year in which the expenses were incurred; and

(iv) The amount of expenses eligible for reimbursement in one calendar year will not affect the expenses eligible for reimbursement in any other calendar year.

(e) Medical Insurance and Other Benefits. During the Employment Period Executive will be entitled to participate in applicable medical, dental and disability insurance plans, life insurance plans, retirement plans and other employee welfare and benefit plans or programs made available to the Company’s executives or its employees generally, in accordance with and subject to the terms of such plans and programs (including, but not limited to, terms relating to eligibility and continued participation) as may be in effect from time to time. For the purpose of clarity, it is agreed that Executive shall participate in the UTi Worldwide Inc. Supplemental Benefits Allowance Program or any successor thereto.

6.	Termination.

(a) Termination for Cause.

(i) The Company may at any time terminate Executive’s employment for “Cause” pursuant to the provisions of this Section 6(a). Executive shall be given notice by the Company of its intention to terminate Executive for Cause, and Executive shall have an opportunity to address, at the option of the UTiW Board, the UTiW Board or a committee of one or more directors of the UTiW Board, regarding the grounds on which the proposed termination for Cause is based.

For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon:

(A) The breach by Executive of any material provision of this Agreement (and if such breach is susceptible to cure by Executive, the failure to effect such cure by Executive within thirty (30) days after written notice of such breach is given to Executive); or

(B) Executive’s willful failure to perform or the gross negligence in the performance of Executive’s material duties to the UTi Group or hereunder (and if such willful failure or gross negligence is susceptible to cure by Executive, the failure to effect such cure by Executive within thirty (30) days after written notice of such willful failure or gross negligence is given to Executive); or

(C) Executive’s engagement in an act of dishonesty involving or affecting the UTi Group or falsification of the records thereof; or

(D) Executive’s indictment or conviction for a crime of theft, embezzlement, fraud, misappropriation of funds or other alleged act of dishonesty by Executive, or other crime involving moral turpitude; or

(E) Executive’s engagement in any violation of law relating to Executive’s employment or any violation by Executive of Executive’s duty of care or loyalty to the UTi Group.

(ii) If Executive is terminated for Cause pursuant to this Section 6(a), neither the Company nor any other member of the UTi Group shall have any further obligation or liability to Executive, except that Executive shall be entitled to receive, within thirty (30) days following the Date of Termination, (i) the portion of Executive’s salary which has been earned up to the Date of Termination, (ii) compensation for any accrued and unused vacation up to the Date of Termination, (iii) reimbursement for business expenses properly incurred up to the Date of Termination and (iv) such benefits or payments to which Executive may be entitled under the terms and conditions of any benefit, equity, incentive or compensation plan, program or award applicable to Executive and Executive’s termination or cessation of employment to the extent accrued for the benefit of, or owing to, Executive as of the Date of Termination, which benefits or payments shall be provided at the time specified in the applicable plan, program or award (collectively, the “Accrued Benefits”).

(b) Death.

(i) Executive’s employment shall terminate automatically upon Executive’s death.

(ii) If Executive’s employment is terminated because of Executive’s death pursuant to this Section 6(b), neither the Company nor any other member of the UTi Group shall have any further obligation or liability to Executive except that Executive’s estate shall be entitled to receive, within thirty (30) days following the Date of Termination, (i) the Accrued Benefits, and (ii) any life insurance proceeds Executive is specifically entitled to under any applicable life insurance then in effect (if any).

(c) Disability.

(i) Except to the extent prohibited by law, the Company shall have the right to terminate Executive’s employment if Executive becomes “disabled” or otherwise suffers a “disability.” As used herein, Executive shall be deemed to have become “disabled” or to have suffered a “disability” to the extent Executive is or has been incapable of performing substantially all of Executive’s managerial and executive services hereunder for one hundred twenty (120) days or more in the aggregate during any consecutive twelve (12) months.

(ii) If Executive’s employment is terminated because of Executive’s disability pursuant to this Section 6(c), neither the Company nor any other member of the UTi Group shall have any further obligation or liability to Executive except that Executive shall be entitled to receive, within thirty (30) days following the Date of Termination, (i) the Accrued Benefits, and (ii) any benefits to which Executive is specifically entitled under any applicable long-term disability plan as in effect on the Date of Termination (if any).

(d) Termination Other Than for Cause, Death or Disability.

(i) The Company shall be entitled to terminate Executive’s employment at any time for any or no reason and without Cause and other than on account of Executive’s death or disability pursuant to this Section 6(d); provided, however, that the Company must deliver to Executive a Notice of Termination not less than six (6) months prior to the Date of Termination set forth therein.

(ii) If Executive’s employment is terminated pursuant to this Section 6(d), neither the Company nor any other member of the UTi Group shall have any further obligation or liability to Executive except that Executive shall be entitled to (a) continue to receive Executive’s then current monthly salary and to participate in applicable medical, dental and disability insurance plans, life insurance plans, retirement plans and other employee welfare and benefit plans or programs applicable to Executive in accordance with the terms and conditions of such plans or programs through the Date of Termination, and (b) commencing upon the Date of Termination, receive the Accrued Benefits and payments equal to six (6) months of Executive’s then current monthly salary as set forth in Section 5(a), subject to the condition set forth in Section 6(d)(iii) below. Subject to Section 23 below, such payments shall be payable in six equal monthly payments commencing within sixty (60) days after the Date of Termination. Executive shall not be entitled to a bonus for the fiscal year during which the Notice of Termination is given; provided, however, Executive shall be entitled to receive any bonus earned for the previous fiscal year to the extent earned in accordance with its terms, but which remains unpaid as of the Date of Termination.

(iii) Executive agrees that it is a condition precedent to the Company’s obligations to pay the payments provided for in sub-clause (b) of Section 6(d)(ii) above that Executive execute a general release and waiver prepared by the Company releasing and forever discharging the Company and the other members of the UTi Group and each and all of their respective owners, shareholders, members, predecessors, successors, assigns, agents, directors, officers and other representatives and their employee benefit plans and their fiduciaries and administrators, and all of their related parties from any and all known and unknown claims, charges, complaints, liabilities, controversies, rights, demands, costs, and expenses and containing such other terms and conditions as the Company may reasonably determine, and that such general release become effective and irrevocable within sixty (60) days following the Date of Termination. Executive agrees that Executive will not assign or transfer, or purport to assign or transfer, to any person any claim or a portion thereof or any interest therein that Executive might have against the UTi Group.

(e) Termination of Employment Following a Change of Control.

(i) If within twelve (12) months following a “Change of Control of UTi Worldwide” (as defined below), (a) the Company terminates Executive’s employment other than for Cause or Executive’s death or disability, or (b) the Company terminates this Agreement pursuant to the second sentence of Section 2 above, then the Company shall be obligated to pay to Executive or Executive’s estate the payments and benefits set forth in Section 6(e)(v).

(ii) For purposes of this Agreement, a “Change of Control of UTi Worldwide” shall be defined, and be deemed to have occurred, as set forth in Exhibit A attached to this Agreement and incorporated herein.

(iii) In addition, if within twelve (12) months following a “Change of Control of UTi Worldwide,” Executive has “Good Reason” (as defined below) to terminate Executive’s employment with the Company, and Executive terminates Executive’s employment as provided for in this Section 6(e)(iii), then the Company shall be obligated to pay to Executive or Executive’s estate the payments and benefits set forth in Section 6(e)(v) below. In order for Executive to be able to terminate Executive’s employment pursuant to this Section 6(e)(iii), Executive must deliver to the Company a Notice of Termination not more than ten (10) business days following the conclusion of the periods set forth in subclauses (A) and (B) of Section 6(e)(iv) below, and the Company shall have either proceeded with the involuntary relocation under subclause (A) or failed to take the actions necessary to cure the material adverse reduction under subclause (B). Executive’s Notice of Termination shall set forth a Date of Termination, which date shall be one (1) month after the date that the Notice of Termination is delivered by Executive to the Company.

(iv) For purposes of this Agreement, Executive shall have “Good Reason” to terminate Executive’s employment pursuant to Section 6(e)(iii) if:

(A) Without Executive’s written consent, the Company relocates Executive to a facility or location that is outside an area within a radius of two hundred fifty (250) miles from the offices where Executive was based just prior to such Change of Control of UTi Worldwide, and Executive gives the Company written notice of Executive’s objection to such relocation within ten (10) business days of being informed in writing of such relocation, and, following the 30-day period after it receives such notice, the Company still proceeds with the involuntary relocation of Executive; or

(B) Without Executive’s written consent, the Company reduces Executive’s duties and responsibilities such that it results in a material adverse reduction in Executive’s duties, authority or responsibilities, Executive gives the Company written notice of Executive’s objection to such reduction within ten (10) business days of being informed of such reduction, and the Company fails to cure such material adverse reduction within thirty (30) days after written notice specifying the particular acts objected to and the specific cure requested by Executive is delivered to the Company by Executive.

For purposes of Section 6(e)(iv)(B) above, neither changes to Executive’s duties and responsibilities that result from UTi Worldwide no longer having its securities registered under the Securities Exchange Act of 1934, as amended, nor a mere change in title shall constitute a “material adverse reduction” in Executive’s duties, authority or responsibilities.

(v) If Executive’s employment is terminated under the provisions contained in this Section 6(e), neither the Company nor the UTi Group shall have any further obligation or liability to Executive except that Executive shall be entitled to receive (a) the Accrued Benefits, (b) payments equal to twenty-four (24) months of Executive’s then current monthly salary as set forth in Section 5(a), and (c) a payment equal to (1) the amount of the target performance bonus established for Executive for the fiscal year during which the Date of Termination occurs (but only to the extent such bonus remains unpaid at the time of Executive’s termination), multiplied by (2) 25%, if the Date of Termination occurs during the Company’s first fiscal quarter, 50% if the Date of Termination occurs during the Company’s second fiscal quarter, 75% if the Date of Termination occurs during the Company’s third fiscal quarter, and 100% if the Date of Termination during the Company’s fourth fiscal quarter, subject in each case to the condition set forth in Section 6(e)(vi) below. Subject to Section 23 below, such payments shall be payable in twenty-four (24) equal monthly installments commencing within sixty (60) days after the Date of Termination.

(vi) Executive agrees that it is a condition precedent to the Company’s obligations to pay the payments provided for in sub-clauses (b) and (c) of Section 6(e)(v) above that Executive execute a general release and waiver prepared by the Company releasing and forever discharging the Company and the other members of the UTi Group and each and all of their respective owners, shareholders, members, predecessors, successors, assigns, agents, directors, officers and other representatives and their employee benefit plans and their fiduciaries and administrators, and all of their related parties from any and all known and unknown claims, charges, complaints, liabilities, controversies, rights, demands, costs, and expenses (other than the obligations of the Company set forth in Section 6(e)(v)) and containing such other terms and conditions as the Company may reasonably determine, and that such general release become effective and irrevocable within sixty (60) days following the Date of Termination. Executive agrees that Executive will not assign or transfer, or purport to assign or transfer, to any person any claim or a portion thereof or any interest therein that Executive might have against the UTi Group.

(f) Resignation by Executive. Executive shall be entitled to terminate Executive’s employment and the Employment Period at any time, for any or no reason, by delivering to the Company a Notice of Termination not less than six (6) months prior to the Date of Termination set forth therein. During the period from the Notice of Termination until the Date of Termination, Employee acknowledges that Employee shall remain employed by the Company and shall continue to be bound by all applicable employment procedures, policies, obligations and duties.

(g) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to Section 6(b) above) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a notice which (i) indicates the termination provision in this Agreement relied upon, and (ii) specifies the Date of Termination.

(h) Date of Termination. “Date of Termination” shall mean the date of death, the date of the determination of a disability or the employment termination date specified in the Notice of Termination, or such other date on which the Executive’s employment terminates, as the case may be.

7. Exclusivity of Payments. Upon termination of Executive’s employment, Executive shall not be entitled to any payments or other benefits from the Company, UTi Worldwide or any other member of the UTi Group, other than the payments and benefits expressly provided in Section 6 of this Agreement. Executive’s right to receive payments or benefits under this Agreement upon termination of employment will cease if Executive breaches any provision of Sections 8 or 9 below.

8.	Proprietary Information.

(a) Definition. Executive hereby acknowledges that Executive possesses and may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding the UTi Group and its businesses and affiliates (whether in existence prior to, as of or after the date hereof, collectively, “Proprietary Information”), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): trade secrets, inventions, processes, formulae, programs, technical data, “know-how,” procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, customer-tailored solutions and other consulting products and processes, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors or customers, financial information and financial projections or any other confidential or proprietary information relating to the UTi Group and/or its business. The term “Proprietary Information” shall also include, without limitation, any confidential or non-public information of suppliers or customers of the UTi Group obtained by Executive in the course of Executive’s employment or association with the Company or any other member of the UTi Group. The term “Proprietary Information” does not include any information that (i) at the time of disclosure is generally available to and known by the public (other than as a result of its disclosure by Executive), (ii) becomes available to Executive on a lawful, non-confidential basis from a person other than the UTi Group or its suppliers or customers or its or their representatives, provided that the source of such information was not known by Executive to be subject to an obligation of confidentiality or otherwise disclosed such information to Executive with the reasonable expectation that it would remain confidential.

(b) Nondisclosure. During the term of this Agreement and thereafter, Executive will not, without the prior express written consent of the Chief Executive Officer of UTi Worldwide, disclose or make any use of any Proprietary Information except as may be required in the course of the performance of Executive’s services under this Agreement.

(c) Agreement Not to Solicit Employees and Customers. To protect the Proprietary Information and trade secrets of the UTi Group, Executive agrees, during the term of this Agreement and for a period of one (1) year after termination of this Agreement, not to, directly or indirectly, either on Executive’s own behalf or on behalf of any other person or entity, (i) to attempt to persuade, induce or solicit or employ any person who is an employee of the UTi Group or otherwise encourage such employee to cease or terminate his or her employment with the UTi Group or (ii) use or otherwise disclose any Proprietary Information in any attempt to persuade any customer of the UTi Group to cease to do business or to reduce the amount of business which any customer of the UTi Group has customarily done or contemplates doing with the UTi Group or to expand its business with a competitor of the UTi Group.

(d) Reasonableness. Executive agrees that the covenants and agreements contained in this Section 8 are reasonable and necessary to protect the Proprietary Information of the UTi Group and that the covenants and agreements by Executive contained in this Section 8 shall be in addition to any other agreements and covenants Executive may have agreed to in any other employee proprietary information, confidentiality, non-disclosure or other similar agreement and that this Section 8 shall not be deemed to limit such other covenants and agreements, all of which shall continue to survive the termination of this Agreement in accordance with their respective terms. A breach of the terms and covenants of such other covenants and agreements shall be deemed to be a breach of the provisions of this Section 8 and this Agreement.

9. Protection of Property. All records, files, manuals, documents, specifications, lists of customers, forms, materials, supplies, computer programs and other materials furnished to the Executive by the UTi Group, used on its behalf or generated or obtained during the course of the performance of the Executive’s services hereunder, shall at all times remain the property of the Company. Upon termination of Executive’s employment with the UTi Group, or at any other time upon request by the Company or any other member of the UTi Group, Executive shall immediately deliver to the UTi Group, or its authorized representative, all such property, including all copies, remaining in Executive’s possession or control.

10. Specific Performance. In the event of the breach by Executive of any of the provisions of Sections 8 or 9, the Company and the other members of the UTi Group, in addition to all other rights and remedies they may have, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief to the extent authorized by law in order to enforce or prevent any violations of the provisions thereof and Executive waives any requirement that the Company or any other member of the UTi Group post a bond or other surety.

11. Arbitration. The parties hereto acknowledge that it is in their best interests to facilitate the informal resolution of any disputes arising out of this Agreement or otherwise by mutual cooperation and without resorting to litigation. As a result, if either party has a legally recognized claim or dispute arising hereunder or otherwise, including but not limited to any claim for breach of any contract or covenant (express or implied), any dispute regarding Executive’s termination of employment, tort claims, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, handicap or disability), claims for compensation or benefits (except where a benefit plan or pension plan or insurance policy specifies a different claims procedure) and claims for violation of public policy or, any federal, state or other governmental law, statute, regulation or ordinance (except for claims involving workers’ compensation benefits), and the parties are unable to reach agreement among themselves within thirty (30) days, then the parties agree to submit the dispute to JAMS for binding arbitration in accordance with its then-current employment rules and applicable law. If the parties are unable to agree to an arbitrator, JAMS will provide the names of seven potential arbitrators, giving each party the opportunity to strike three names. The remaining arbitrator will serve as the arbitration panel. The parties agree that the arbitration must be initiated within the time period of the statute of limitations applicable to the claim(s) if the claim(s) had been filed in Court. Arbitration may be initiated by the aggrieved party by sending written notice of an intent to arbitrate by registered certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedies sought. All fees and expenses of the arbitrator will be borne by the Company. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs, unless the party prevails on a claim for which attorneys’ fees are recoverable by statute, in which case the arbitrator may award attorneys’ fees and costs to the prevailing party.

12. Representation by Counsel. Executive acknowledges that Executive has been given the opportunity to consult legal counsel and seek such advice and consultation as Executive deems appropriate or necessary.

13. Successors; UTi Group. This Agreement is personal to the Executive and is not assignable by the Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. If a particular action is required to be taken, or a particular notice is required to be given, by the Company, and such action or notice is in fact taken by, or such notice is in fact given by, UTi Worldwide or another member of the UTi Group, then such action or notice shall be deemed to have been taken or given by the Company. Notwithstanding anything to the contrary contained in this Agreement, Executive agrees that Executive is an employee only of the Company (or it successors or assigns, if applicable) and not an employee of any other entity or member of the UTi Group. It is agreed that the Company may assign Executive to another member of the UTi Group for payroll purposes.

14. Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by overnight, commercial air courier service, on the second business day after being delivered to the air courier service, or if mailed, on the fifth day after being sent by first class, certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At Executive’s address as indicated on the books and records of the Company.

If to Company:	At the Company’s executive headquarters (with a copy to UTi Worldwide Inc. at its executive headquarters).

Such communications may also be delivered to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt thereof.

15. Section 280G. To the extent that Section 280G and any related provisions of the Internal Revenue Code of 1986, as amended (the “Code”), are applicable, Executive’s payments and benefits under this Agreement and all other arrangements, plans or programs (collectively, the “Payments”) shall not, in the aggregate, exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under Section 280G and related provisions of the Code, as amended, as determined in good faith by the Company’s independent auditors. If any Payments must be cut back to avoid triggering such penalties, they shall be cut back in the following order (unless cutting Payments back in such order would result in the imposition on the Executive of an additional tax under Section 409A of the Code (or similar state or local law) and cutting the Payments back in another order would not, in which case benefits shall instead be cut back in such other order): First all Payments that do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (in the order designated by the Executive). Second, all Payments that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that were granted to the Executive in the 12-month period of time preceding the applicable change in control, in the order such benefits were granted to the Executive. Third, all remaining Payments shall be reduced pro-rata. Executive and the Company agree to reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits Executive receives.

16. Resignation from Positions. Upon Executive’s cessation of employment with the Company for any reason, Executive agrees that Executive shall be deemed to have resigned as an officer and as a director from every entity and company of the UTi Group on which Executive is then serving as an officer or director, and any other entity or company on which Executive is then serving as a director or officer at the request of the Company or any other member of the UTi Group, in each case effective as of the Date of Termination. In addition, if (a) Executive gives the Company notice that either Executive desires to terminate this Agreement pursuant to Section 2 above or that Executive desires to terminate Executive’s employment pursuant to Section 6(f) above, or (b) the Company gives notice to Executive that the Company desires to terminate this Agreement pursuant to Section 2 above or that the

Company desires to terminate Executive’s employment pursuant to Section 6(d) above, then in each case Executive agrees that at the request of either the Company or UTi Worldwide that Executive shall promptly resign, as requested by either the Company or UTi Worldwide, as an officer or director from every entity and company of the UTi Group on which Executive is then serving as an officer or director, and any other entity or company on which Executive is then serving as a director or officer at the request of the Company or UTi Worldwide. Executive hereby grants the corporate secretary of UTi Worldwide an irrevocable power of attorney to execute on behalf of Executive all such resignations and documents and instruments and take all such other actions as reasonably necessary to carry out the intention of this Section.

17. Entire Agreement. This Agreement, together with the documents referenced herein, contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all other offer letters, agreements and understandings, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company, including but not limited to the Employment Agreement between Executive and the Company dated as of July 6, 2009. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

18. Amendment; Waiver; Governing Law. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by such officer of the Company as may be specifically designated by UTi Worldwide. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of California or if Executive is not employed in California, the jurisdiction where Executive is employed by the Company.

19. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

21. Survivability. The provisions in Sections 8, 9, 10, 11, 12, 14, 15, 16, 17, 18, 19 and 21 of this Agreement shall survive any termination of this Agreement.

22. Withholding of Taxes; Tax Reporting. The Company may withhold from any amounts payable under this Agreement all such taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.

23. Section 409A Compliance. Executive is solely responsible and liable for the satisfaction of any federal, state, province or local taxes that may arise with respect to this Agreement (including any taxes arising under Section 409A of the Code, except to the extent otherwise specifically provided in a written agreement with the Company). Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent Executive from incurring them, or to mitigate or protect Executive from any such tax liabilities. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code). Notwithstanding anything contained herein to the contrary, to the extent Executive is entitled to any payments under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code on account of Executive’s termination of employment, such amounts shall not be paid until Executive has incurred a “separation from service” from Employer within the meaning of Section 409A of the Code. If, at the time of Executive’s termination of employment under this Agreement, Executive is a “specified employee” within the meaning of Section 409A of the Code, any payments that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code on account of Executive’s “separation from service” within the meaning of Section 409A of the Code (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after Executive’s “separation from service” within the meaning of Section 409A of the Code (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Company”	UTi, Services, Inc., a California corporation

	By:	/s/ Lance E. D’Amico
Name: Lance D’Amico
Title: VP

“Executive”	Ronald W. Berger

GUARANTEE

In order to induce Executive to enter into the foregoing Employment Agreement, UTi Worldwide Inc. hereby unconditionally and irrevocably guarantees to Executive and Executive’s estate and legal representatives that it will cause the Company named in the Employment Agreement to perform each and all of its obligations under the Employment Agreement in accordance with the terms thereof. This guarantee of performance is a principal obligation of the undersigned and shall continue in full force and effect notwithstanding any amendments or modifications to the Employment Agreement.

UTi Worldwide Inc., a BVI corporation

By:	/s/ Lance E. D’Amico
Name: Lance D’Amico
Title: SVP

EXHIBIT A TO EMPLOYMENT AGREEMENT

For purposes of the attached Employment Agreement, a “Change of Control of UTi Worldwide” shall be deemed to have occurred if:

(i) a sale, transfer, or other disposition of all or substantially all of the assets and properties of UTi Worldwide is closed or consummated;

(ii) any “person,” “entity” or “group” (within the meaning of Section 13(d)(3) and 14(d)(2)) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than UTi Worldwide or any majority owned subsidiary of UTi Worldwide, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of UTi Worldwide representing fifty percent (50%) or more of the combined voting power of UTi Worldwide’s then outstanding securities that have the right to vote in the election of directors generally; provided, however, that the following shall not constitute a “Change of Control of UTi Worldwide” for purposes of this subclause (ii):

(a) any acquisition directly from UTi Worldwide (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); or

(b) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by UTi Worldwide or any entity controlled by UTi Worldwide;

(iii) during any period of two consecutive years during the term of this Employment Agreement, individuals who at the beginning of such period constitute the Board of Directors of UTi Worldwide cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(iv) UTi Worldwide is dissolved or liquidated or a merger, reorganization, or consolidation involving UTi Worldwide is closed or consummated, other than a merger, reorganization, or consolidation in which holders of the combined voting power of UTi Worldwide’s then outstanding securities that have the right to vote in the election of directors generally immediately prior to such transaction own, either directly or indirectly, fifty percent (50%) or more of the combined voting power of the securities entitled to vote in the election of directors generally of the merged, reorganized or consolidated entity (or its parent company) immediately following such transaction.